PROSPECTUS SUPPLEMENT NO. 2	FILED PURSUANT TO RULE 424(B)(3)
(TO PROSPECTUS DATED MAY 28, 2021)	FILE NUMBER 333-256299

651,902,688 COMMON SHARES

5,000,000 WARRANTS

This prospectus supplement supplements the prospectus dated May 28, 2021 (the “Prospectus”), which forms a part of our registration statement on Form F-1 (No. 333-256299). This prospectus supplement is being filed to update and supplement the information in the Prospectus under “Selling Securityholders” with the information contained herein.

The Prospectus and this prospectus supplement relate to the issuance by Paysafe Limited, an exempted limited company incorporated under the laws of Bermuda (the “Company”), of up to an aggregate of 48,901,025 common shares, par value $0.001 per share, of the Company (the “Company Common Shares”) that may be issued upon the exercise of 48,901,025 warrants (the “Public Warrants”) originally issued in connection with the initial public offering of FTAC (as defined in the Prospectus). The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the selling securityholders named in the Prospectus, including their donees, pledgees, transferees or their successors, of up to: (i) 603,001,663 Company Common Shares (which includes up to 5,000,000 Company Common Shares issuable upon the exercise of the warrants originally issued in a private placement in connection with the Business Combination (as defined in the Prospectus) and up to 20,893,780 Company Common Shares that may be issued upon exercise of the exchange privilege attached to certain limited liability company units of Paysafe Bermuda Holdings LLC originally issued in a private placement in connection with the Business Combination) and (ii) 5,000,000 Company Warrants.

Our Company Common Shares and Company Warrants are listed on the New York Stock Exchange (the “NYSE”) under the symbols “PSFE” and “PSFE.WS,” respectively. The last reported sale price of our Company Common Shares and Company Warrants on October 4, 2021 was $7.20 per share and $1.70 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus.

Investing in our Company Common Shares involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 8 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body including (without limitation) the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 7, 2021.

 SELLING SECURITYHOLDERS

This prospectus relates, in part, to the offer and sale from time to time by the selling securityholders named in this prospectus, including their donees, pledgees, transferees or their successors, of up to: (i) 603,001,663 Company Common Shares (which includes up to 5,000,000 Company Common Shares issuable upon the exercise of the Private Warrants and up to 20,893,780 Company Common Shares that may be issued upon exercise of the exchange privilege attached to certain LLC Units) and (ii) 5,000,000 Company Warrants.

The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights that have been granted to the selling securityholders in respect of the securities described above. For more information about our relationships with the selling securityholders and their affiliates, see “Certain Relationships and Related Party Transactions”.

The following table sets forth information as of October 4, 2021, with respect to the selling securityholders and the securities beneficially owned by the selling securityholders that may from time to time be offered or sold pursuant to this prospectus. For purposes of this table, we have assumed that the selling securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Beneficial ownership is determined in accordance with the rules of the SEC. Information concerning the selling securityholders may change from time to time, and any changed information will be set forth in supplements to this prospectus or amendments to the registration statement to which this prospectus relates if and when necessary. The selling securityholders may offer all, some or none of their Company Common Shares and Company Warrants. We cannot advise you as to whether the selling securityholders will in fact sell any or all of such securities. In addition, the selling securityholders may have sold or transferred, in transactions pursuant to this prospectus or otherwise, some or all of their shares since the date as of which the information is presented in the table below. Information concerning the selling securityholders may change from time to time and any such changed information will, if required, be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, as may be appropriate. See “Plan of Distribution.”

Except as otherwise indicated in the footnotes to the table below, the address of each selling securityholder is 25 Canada Square, 27th Floor, London, United Kingdom E14 5LQ. As of October 4, 2021, there were 723,712,382 Company Common Shares outstanding and 53,901,025 Company Warrants outstanding.

	Company Common Shares					Company Warrants
	Before Offering			After Offering		Before Offering			After Offering
Name of Selling Securityholder	Number	Percent of Company Common Shares Outstanding(1)	Shares That May be Offered for Resale	Number	Percent of Company Common Shares Outstanding	Number	Percent of Company Warrants Outstanding(2)	Warrants That May be Offered for Resale	Number	Percent of Company Warrants Outstanding
CVC Investors(3)	155,996,061	21.6%	155,996,061	—	—	—	—	—	—	—
Blackstone Investors(4)	123,726,349	17.1%	123,726,349	—	—	—	—	—	—	—
Alliance Bernstein Investors(5)	2,409,679	*	2,409,679	—	—	—	—	—	—	—
Chatham(6)	7,229,145	1.0%	7,229,145	—	—	—	—	—	—	—
Francisco Partners Investors(7)	20,646,512	2.9%	20,646,512	—	—	—	—	—	—	—
Cannae LLC(8)	62,178,461	8.6%	62,178,461	—	—	5,000,000	9.3%	5,000,000	—	—
Third Point LLC(9)	39,474,064	5.5%	39,474,064	—	—	—	—	—	—	—
FNF Holders(10)	50,000,000	6.9%	50,000,000	—	—	—	—	—	—	—
Adage Capital Partners(11)	1,000,000	*	1,000,000	—	—	—	—	—	—	—
Azteca Partners LLC(12)	5,627,000	*	5,627,000	—	—	—	—	—	—	—
Chanan Elituv(13)	733,333	*	733,333	—	—	—	—	—	—	—
Elliott Aintabi(14)	266,667	*	266,667	—	—	—	—	—	—	—
F.I.T. Ventures L.P. (15)	612,819	*	612,819	—	—	—	—	—	—	—
Federated Hermes Kaufmann Fund(16)	2,920,000	*	2,920,000	—	—	—	—	—	—	—
Federated Hermes Kaufmann Fund II, a Portfolio of Federated Hermes Insurance Series(16)	80,000	*	80,000	—	—	—	—	—	—	—
Fiducie Familiale Comeau Brossard(17)	5,333	*	5,333	—	—	—	—	—	—	—
Gabriel Bitton(18)	128,000	*	128,000	—	—	—	—	—	—	—
Hedosophia Public Investments Limited(19)	5,000,000	*	5,000,000	—	—	—	—	—	—	—
Manulife Dividend Income Fund(20)	2,385,362	*	2,385,362	—	—	—	—	—	—	—
Manulife Dividend Income Private Pool Fund(20)	567,732	*	567,732	—	—	—	—	—	—	—
Manulife US Dividend Income Fund(20)	286,823	*	286,823	—	—	—	—	—	—	—
Manulife US Dollar US Dividend Income Pooled Fund(20)	774	*	774	—	—	—	—	—	—	—
Manulife US Monthly High Income Fund(20)	706,484	*	706,484	—	—	—	—	—	—	—
MIM Dividend Income Segregated Fund(20)	52,825	*	52,825	—	—	—	—	—	—	—
Minorca Industries Limited(21)	133,333	*	133,333	—	—	—	—	—	—	—
Nitorum Fund, L.P.(22)	2,500,000	*	2,500,000	—	—	—	—	—	—	—
Nitorum Master Fund, L.P.(22)	2,500,000	*	2,500,000	—	—	—	—	—	—	—
Palomino Master Ltd.(23)	2,873,000	*	2,873,000	—	—	—	—	—	—	—
Yakir Daniel Shaashoua(24)	66,667	*	66,667	—	—	—	—	—	—	—
William P. Foley, II(25)	42,094,613	5.8%	42,094,613	—	—	—	—	—	—	—
Philip McHugh(26)	2,387,303	*	2,387,303	—	—	—	—	—	—	—
Danny Chazonoff(27)	2,195,356	*	2,195,356	—	—	—	—	—	—	—
Joel Leonoff(28)	8,351,995	1.2%	8,351,995	—	—	—	—	—	—	—
Pi Employee Benefit Trust(29)	996,355	*	996,355	—	—	—	—	—	—	—
Pi Employee Benefit Trust on Behalf of Certain Company Employees(29)(30)	874,132	*	874,132	—	—	—	—	—	—	—
Pi Shareholder Benefit Trust(31)	409,992	*	409,992	—	—	—	—	—	—	—
All Other Selling Securityholders(32)	7,028,851	*	7,028,851	—	—	—	—	—	—	—
Total	554,445,020		554,445,020			5,000,000		5,000,000

*	Less than 1%.
(1)

The percentages reflect the percentage of the existing equity capital. In calculating the percentages, (a) the numerator is calculated by adding the number of Company Common Shares that are being registered for resale and held by such beneficial owners, the number of Company Common Shares issuable upon the exercise of Company Warrants that are being registered for resale in this registration statement and are held by such beneficial owner (if any) and the number of Company Common Shares held upon the exchange of all LLC Units held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of Company Common Shares currently outstanding, the number of Company Common Shares issuable upon the exercise of Company Warrants that are being registered for resale in this registration statement and are held by such beneficial owner, if any (but not the number of Company Common Shares issuable upon the exercise of Company Warrants held by any other beneficial owner), and the number of Company Common Shares held upon the exchange of all LLC Units held by such beneficial owner, if any (but not the number of Company Common Shares held upon the exchange of any LLC Units held by any other beneficial owner).

(2)

In calculating the percentages, (a) the numerator is calculated by adding the number of Company Warrants that are being registered for resale in this registration statement and are held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of Company Warrants outstanding.

(3)

Reflects 97,898,890 Company Common Shares directly held by Pi Holdings Jersey Limited and 58,097,171 Company Common Shares directly held by Pi Syndication LP. The address for each CVC Investor is c/o Saltgate Limited, 27 Esplanade, St Helier, Jersey, JE1 1SG, United Kingdom.

(4)

Reflects 100,835,306 Company Common Shares directly held by BCP Pi Aggregator (Cayman) L.P., 17,882,916 Company Common Shares directly held by Blackstone Pi Co-Invest (Cayman) L.P., 4,539,475 Company Common Shares directly held by BCP VII Co-Invest—Star (Cayman) L.P., and 468,652 Company Common Shares directly held by Blackstone Family Investment Partnership (Cayman) VII-ESC L.P. The general partner of BCP PI Aggregator (Cayman) L.P. is BCP VII Holdings Manager (Cayman) L.L.C. Blackstone Management Associates (Cayman) VII L.P. is the managing member of BCP VII Holdings Manager (Cayman) L.L.C. and the general partner of each of Blackstone Pi Co-Invest (Cayman) L.P. and BCP VII Co-Invest-Star (Cayman) L.P. The general partners of Blackstone Management Associates (Cayman) VII L.P. and Blackstone Family Investment Partnership (Cayman) VII-ESC L.P. are BCP VII GP L.L.C. and Blackstone LR Associates (Cayman) VII Ltd. Blackstone Holdings III L.P. is the sole member of BCP VII GP L.L.C. and the controlling shareholder of Blackstone LR Associates (Cayman) VII Ltd. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the shares beneficially owned by the Blackstone Investors directly or indirectly controlled by it or him, but each (other than the Blackstone Investors to the extent of their direct holdings) disclaims beneficial ownership of such shares. The address of each of the entities listed in this footnote is c/o Blackstone Inc., 345 Park Avenue, New York, New York 10154.

(5)

Reflects 100,908 Company Common Shares directly held by AB Bond Fund Inc. – AB Income Fund, 1,617,484 Company Common Shares directly held by AB FCP I – Global High Yield Portfolio, 128,508 Company Common Shares directly held by AB Global High Income Fund Inc. and 562,779 Company Common Shares directly held by AB High Income Fund Inc. The address for each Alliance Bernstein Investor is 1345 Avenue of the Americas, New York, NY 10105-0302.

(6)

Reflects 7,229,145 Company Common Shares directly held by Chatham Holdings II, LLC. The address for Chatham Holdings II, LLC is c/o Chatham Asset Management, LLC, 26 Main Street, Suite 204, Chatham, NJ 07928.

(7)

Reflects 13,753,054 Company Common Shares directly held by Francisco Partners IV, L.P. and 6,893,458 Company Common Shares directly held by Francisco Partners IV-A. The address for each Francisco Partners Investor is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(8)

Reflects 54,044,394 Company Common Shares, 3,134,067 Company Common Shares issuable upon the exchange of 3,134,067 LLC Units, and 5,000,000 Company Common Shares issuable upon the exercise of the 5,000,000 Company Warrants directly held by Cannae Holdings, LLC. Mr. William P. Foley, II has served as the Chairman of Cannae Holdings, Inc. since July 2017. Mr. Foley previously served as the Founder and Chairman of Foley Trasimene Acquisition Corp. II, which is now a wholly owned subsidiary of Paysafe Limited. Mr. Foley is currently the Chairman of Paysafe Limited. Cannae Holdings, Inc. controls Cannae Holdings, LLC. The address for Cannae Holdings, LLC is 1701 Village Center Circle, Las Vegas, NV 89134.

(9)

Daniel S. Loeb is the Chief Executive Officer of Third Point LLC, the sole member of Third Point Loan LLC and the investment manager of each of the funds that Third Point Loan LLC acts as nominee for. The address for Third Point Loan LLC is 55 Hudson Yards 51st Floor, New York, NY 10001, Attn: Operations.

(10)

Reflects 18,000,000 Company Common Shares directly held by Chicago Title Insurance Company, 18,000,000 Company Common Shares directly held by Fidelity National Title Insurance Company, 9,000,000 Company Common Shares directly held by Commonwealth Land Title Insurance Company, 2,500,000 Company Common Shares directly held by Fidelity & Guaranty Life Insurance Company and 2,500,000 Company Common Shares directly held by F&G Cayman Re FWH Account, each a wholly owned subsidiary of FNF (collectively, the “FNF Holders”). Each of the FNF Holders shares the power to vote and the power to dispose of the Company Common Shares held by it with FNF, and as such, FNF may be deemed to beneficially own the securities held by each of the FNF Investors. The address for FNF, Chicago Title Insurance Company, Fidelity National Title Insurance Company and Commonwealth Land Title Insurance Company is 601 Riverside Ave., Jacksonville, FL 32204. The address for Fidelity & Guaranty Life Insurance Company and F&G Cayman Re FWH Account is 801 Grand Ave., Suite 2600, Des Moines, IA 50309.

(11)

The securities to which this filing relates are held directly by Adage Capital Partners, L.P., a Delaware limited partnership (the “Fund”).  Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), serves as the general partner of the Fund and as such has discretion over the portfolio securities beneficially owned by the Fund.  Adage Capital Advisors, L.L.C., a Delaware limited liability company (“ACA”), is the managing member of ACPGP and directs ACPGP’s operations.  Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. The address for Adage Capital Parnters L.P. is 200 Clarendon St., 52nd Floor, Boston, MA 02116.

(12)

The securities to which this filing relates are held directly by Azteca Partners LLC. Appaloosa LP serves as the managing member of Azteca Partners LLC. Appaloosa Capital Inc. serves as the general partner of Appaloosa LP. David A. Tepper is the controlling stockholder and President of the general partner. The address is c/o Appaloosa LP, 51 John F. Kennedy Parkway, Short Hills, NJ 07078.

(13)	Chanan Elituv directly holds these shares. The address for Chanan Elituv is St. Rita Apartments, Floor 1, Triq Frangisku Pisani, Mosta, Malta.
(14)	Elliott Aintabi directly holds these shares. The address for Elliott Aintabi is 7 Avenue Princesse Grace, Houston Palace, Bloc B, 3rd Floor, 98000 Monaco.
(15)	F.I.T. Ventures L.P. is controlled by Sam Pai. The address for F.I.T. Ventures L.P. is 205 Brunswick, Pointe-Claire, Quebec, H9R 1A5.
(16)

The selling securityholder is managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp., which are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Hermes, Inc. (the “Parent”). All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees. The address for the selling securityholder is 4000 Ericsson Drive, Warrendale, PA 15086-7561.

(17)	Sylvain Brossard and Jean Lalumiére are the trustees of Fiducie Familiale Comeau Brossard. The address for Fiducie Familiale Comeau Brossard is 54 place d’Avignon, Candiac, Quebec, Canada J5R 5R4.
(18)	Gabriel Bitton directly holds these shares. The address for Gabriel Bitton is 400 Sauvé West, Montréal, QC, H3L 1Z8.
(19)

Ian Osborne directly controls Hedosophia Public Investments Limited. The address for Hedosophia Public Investments Limited is P.O. Box 255, Trafalgar Court, Les Banquest, St. Peter Port, Guernsey, GY1 3QL.

(20)

Manulife Investment Management Limited controls Manulife Dividend Income Fund, Manulife Dividend Income Private Pool Fund, Manulife US Dividend Income Fund, Manulife US Dollar US Dividend Income Pooled Fund, Manulife US Monthly High Income Fund and MIM Dividend Income Segregated Fund (the “Funds”). The address for each of the Funds is 200 Bloor Street East, Toronto, Ontario, Canada M4W 1E5.

(21)	Gilbert Bitton directly controls Minorca Industries Limited. The address for Minorca Industries Limited is 10101 Collins no. 15F, Bal Harbour, FL 33156.
(22)

Nitorum GP, LLC serves as the general partner to Nitorum Fund, L.P. and Nitorum Master Fund, L.P. and Seth Rosen is the Managing Member of Nitorum GP, LLC. Nitorum Capital, L.P. (“Nitorum Capital”) serves as the investment adviser to Nitorum Fund, L.P. and Nitorum Master Fund, L.P. Mr. Rosen is the Managing Partner of Nitorum Capital. Mr. Rosen and Nitorum Capital may be deemed to have shared voting and dispositive power over the shares owned of record by Nitorum Fund, L.P. and Master Fund, L.P. Each of Mr. Rosen and Nitorum Capital expressly disclaims beneficial ownership of such securities for any purpose other than pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended. The principal business address of each of Nitorum Fund, L.P., Nitorum Master Fund, L.P., Nitorum GP, LLC and Nitorum Capital, L.P. is 450 Park Avenue, 7th Floor, New York, New York 10022.
(23)

The securities to which this filing relates are held directly by Palomino Master Ltd. Appaloosa LP serves as the investment advisor of Palomino Master Ltd. Appaloosa Capital Inc. serves as the general partner of Appaloosa LP. David A. Tepper is the controlling stockholder and President of the general partner. The address is c/o Appaloosa LP, 51 John F. Kennedy Parkway, Short Hills, NJ 07078.

(24)	Yakir Daniel Shaashoua directly holds these shares. The address for Yakir Daniel Shaashoua is 51 Hakidma Street Herzliya 46743 Israel.
(25)

Reflects 24,048,607 Company Common Shares and 17,550,775 Company Common Shares issuable upon the exchange of 17,550,775  LLC Units directly held by Trasimene Capital Management, LLC, a limited partner of Trasimene Capital FT, LP II, and 286,293 Company Common Shares and 208,938 Company Common Shares issuable upon the exchange of 208,938 LLC Units directly held by Trasimene Capital FT, LLC II, the general partner of Trasimene Capital FT, LP II. William P. Foley, II is the Senior Managing Director and Managing Member of Trasimene Capital Management, LLC and sole member of Trasimene Capital FT, LLC II, and therefore may be deemed to beneficially own the 24,334,900 Company Common Shares and 17,759,713 LLC Units, and ultimately exercises voting and dispositive power over, such shares held by Trasimene Capital Management, LLC and Trasimene Capital FT, LLC II. Mr. Foley disclaims beneficial ownership of these shares except to the extent of any pecuniary interest therein. The address of Trasimene Capital Management, LLC and Trasimene Capital FT, LLC II is 1701 Village Center Circle, Las Vegas, NV 89134.

(26)	Philip McHugh is a director and named executive officer of Paysafe Limited.
(27)	Danny Chazonoff is a named executive officer of Paysafe Limited.
(28)	Joel Leonoff was the former Chief Executive Officer and a former director of the Company within the last three years.
(29)	The Company controls Pi Employee Benefit Trust. The address for Pi Employee Benefits Trust is 27 Esplanade, St. Helier, JE1 1SG, Jersey.
(30)	The Pi Employee Benefit Trust also holds 874,132 Company Common Shares on behalf of a group of certain employees of the Company.
(31)	The Company controls Pi Shareholder Benefit Trust. The address for Pi Shareholder Benefit Trust is 27 Esplanade, St. Helier, JE1 1SG, Jersey.
(32)

Represents selling securityholders other than those named in the table that in the aggregate beneficially own less than 1% of our Company Common Shares. This group includes Stuart Harvey who was the former Chairman of the Board of Directors of the Company within the last three years.